Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Global Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC. ANNOUNCES EXPIRATION AND

RESULTS OF TENDER OFFER AND CONSENT SOLICITATION

FOR ITS 7 1/2% SENIOR SUBORDINATED NOTES DUE 2017

SANTA ANA, Calif., Feb. 25, 2009 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] announced today the expiration of the tender offer and consent solicitation (the “Offer”) for its outstanding 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”) (CUSIP No. 00763MAN8, ISIN No. US00763MAN83). The Offer expired at midnight EST on Tuesday, Feb. 24, 2009, (the “Expiration Time”). As of the Expiration Time, $248,250,000 aggregate principal amount of Notes, representing approximately 99.3% of the aggregate principal amount of Notes outstanding, had been validly tendered pursuant to the Offer and not withdrawn. AMO accepted for payment, and will pay for, $248,250,000 aggregate principal amount of Notes today (the “Payment Date”).

Holders who validly tendered their Notes and delivered their related consents prior to the Expiration Time received the Total Consideration of $1,155.00 for each $1,000 principal amount of Notes validly tendered and accepted for payment. In addition, all holders whose Notes were accepted for payment received accrued and unpaid interest up to, but not including, the Payment Date.

In addition, pursuant to the Offer, AMO received consents from holders sufficient to approve the proposed amendments to the indenture governing the Notes. As a result, AMO and the trustee will enter into a supplemental indenture containing the proposed amendments to such indenture.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to sell or a solicitation of a consent with respect to any of the Notes. The tender offer and the consent solicitation were only made pursuant to the tender offer and the consent solicitation documents, including the Offer to Purchase that AMO distributed to holders of Notes. The tender offer and the consent solicitation were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Advanced Medical Optics, Inc. (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants. AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase ®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs. Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products. AMO is based in Santa Ana, California, and employs approximately 3,700 worldwide. The company has operations in 27 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including statements regarding execution of the supplemental indenture containing the proposed amendments to such indenture. All forward-looking statements in this press release represent AMO’s judgment only as of the date of this press release. Actual events may differ from current expectations based on a number of factors. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements. Additional information concerning AMO’s risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2008 Form 10-K filed on February 24, 2009.

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